Exhibit 10.2

EXECUTION VERSION

AMENDMENT TO THE WARRANT CONFIRMATION

Date:	November 24, 2015

From:	JPMorgan Chase Bank, National Association (“Dealer”) London Branch 25 Bank Street Canary Wharf London E14 5JP England c/o J.P. Morgan Securities LLC 383 Madison Ave. New York, NY 10179

To:

Wright Medical Group, Inc. (“Company”)

5677 Airline Road,

Arlington, TN 38002

Attention: James A. Lightman | Sr. Vice President, General Counsel and Secretary

Telephone No.: (901) 867-4743

Facsimile No.: (901) 867-4398

And

Wright Medical Group N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

Attention: James A. Lightman | Sr. Vice President, General Counsel and Secretary

Telephone No.: (901) 867-4743

Facsimile No.: (901) 867-4398

Email: jim.lightman@wmt.com

Subject:	Amendment to the Base Warrant Confirmation dated February 9, 2015

The purpose of this Amendment to the Confirmation (this “Amendment”) is to amend certain terms and conditions of the Transaction (as defined below). Reference is made to the letter agreement dated as of February 9, 2015 (the “Confirmation”, which is attached hereto as Exhibit A) that confirms the terms and conditions of the Warrants issued by the Company to the Dealer as of the Trade Date, as amended hereby (the “Transaction”). Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Confirmation; provided that if such meaning is amended thereby, such amended meaning shall apply.

On October 1, 2015, Company and Wright Medical Group N.V. (which was previously known as Tornier N.V., the “Parent”) completed the Tornier Merger Transaction.

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In consideration of the premises and the agreements, provisions and covenants contained in this Amendment, Company, Dealer and Parent hereby agree as follows:

1.	Assignment and Assumption.

(a)	For an agreed consideration, the Company hereby assigns to the Parent, and the Parent hereby irrevocably assumes from the Company, as of the date hereof, all the obligations of Company under the Confirmation and all the obligations of the “Issuer” (with the meaning of such term amended in accordance with Section 2(a) below) under the Confirmation, provided that the representations and warranties of the Company in Section 8 of the Confirmation shall be replaced by the representations and warranties of the Parent in Section 3 of this Amendment. From and after the date hereof, Parent shall assume and succeed to the obligation of the Company to make due and punctual payment and delivery of all payment and delivery obligations under the Confirmation and the performance and observation of every covenant or other obligation on the part of the Company and/or the Issuer to be performed or observed by it.

(b)	On or prior to the Currency Business Day immediately following the date hereof, the Dealer shall transfer to the Parent a cash amount in Euros (the “Par Value Payment”) equal to the product of (i) a number of Shares equal to the Number of Warrants multiplied by the Warrant Entitlement, subject to any adjustments made to such numbers by the Calculation Agent on or prior to the date of such payment, and (ii) the par value per Share as of such date. Such Par Value Payment shall constitute an advance payment for purposes of paying up the Shares issuable upon exercise of the Warrants. Upon receipt, Parent shall reserve the Par Value Payment and apply the Par Value Payment against the obligation to pay-up the Shares upon exercise of the Warrants. To the extent that the Par Value Payment exceeds the aggregate nominal value of the Shares issued upon exercise of the Warrants, then such excess shall be regarded as share premium.

2.	Adjustments to General Terms.

The definition of “Shares” in the Confirmation is replaced in its entirety with the following new definition:

“The ordinary shares, par value 0.03 Euros per share, of Wright Medical Group N.V. (Exchange symbol “WMGI”). As a result, for the avoidance of doubt, references to “Issuer” and to “Company” throughout this Confirmation refer to Wright Medical Group N.V.”

3.	Representations and Warranties.

Parent hereby represents and warrants to Dealer on the date hereof, and in the case of the representations in Section 3(a) below, at all times until termination of the Transaction that:

(a)	Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction as amended by this Amendment; such execution, delivery and performance have been duly authorized by all necessary corporate action on Parent’s part; and this Amendment has been duly and validly executed and delivered by Parent and constitutes its valid and binding obligation, enforceable against Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Amendment nor the incurrence or performance of obligations of Parent hereunder will conflict with or result in a breach of the articles of association of Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is bound or to which Parent or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Parent of this Amendment, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws or under the Dutch Act on Financial Supervision (Wet op het Financieel Toezicht).

(d)	The issuance of the number of Shares equal to the Maximum Number of Shares has been duly authorized and, upon payment in full of the Par Value Payment and otherwise as contemplated by the terms of the Warrants, including Section 5 of the Amendment, following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid, and the issuance of the Warrant Shares will not be subject to any preemptive rights and the Warrant Shares shall upon issuance be accepted for listing or quotation on the Exchange.

(e)	Parent is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f)	Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18) (C) of the Commodity Exchange Act).

(g)	Parent and each of its affiliates are not, on the date hereof, in possession of any material non-public information with respect to Parent or the Shares.

(h)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity), except for the reporting requirements of the Exchange Act and rules promulgated thereunder, or, at and after the Tornier Merger Transaction, the reporting or registration requirements of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969), in each case, as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(i)	Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

4.	Other Provisions.

(a)	Repurchase Notices. The first sentence of Section 9(b) of the Confirmation is replaced with the following sentence:

“Issuer shall, on any day on which Issuer effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares on such day, subject to any adjustments provided herein, is (i) less than 94,923,248 (in the case of the first such notice) or (ii) thereafter more than 6,614,326 less than the number of Shares included in the immediately preceding Repurchase Notice.”.

(b)	Additional Termination Events. Section 9(h)(ii) of the Confirmation is hereby amended by inserting the following clause (J) at the end thereof:

“(J) On any day during the period from and including the date hereof, to and including the final Expiration Date, (I) the Notional Unwind Shares (as defined below) as of such day exceeds a number of Shares equal to 90.0% of the Par Value Delivery Number, or (II) Company makes a public announcement of any transaction or event that, in the reasonable opinion of Dealer would, upon consummation of such transaction or upon the occurrence of such event, as applicable, and after giving effect to any applicable adjustments hereunder, cause the Notional Unwind Shares immediately following the consummation of such transaction or the occurrence of such event to exceed a number of Shares equal to 90.0% of the Par Value Delivery Number. The “Notional Unwind Shares” as of any day is a number of Shares equal to (1) the amount that would be payable pursuant to Section 6 of the Agreement (determined as of such day as if an Early Termination Date had been designated in respect of the Transaction and as if the

Company were the sole Affected Party and the Transaction were the sole Affected Transaction), divided by (2) the Settlement Price (determined as if such day were a Valuation Date). “Par Value Delivery Number” means a number of Shares equal to (i) the Par Value Payment divided by (ii) the par value per Share.”

(c)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. Section 9(j)(i)(b) of the Confirmation is replaced in its entirety with the following new Section 9(j)(i)(b):

“(b) Issuer represents to Dealer that each of Issuer and its affiliates is not, as of the date of such election, in possession of any material non-public information with respect to Issuer or the Shares and”.

(d)	Status of Claims in Bankruptcy. Section 9(r) of the Confirmation is replaced in its entirety with the following new Section 9(r):

“Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Issuer with respect to the Transaction that are senior to the claims of shareholders of Issuer in any bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.”.

(e)	Non-Occurrence of Tornier Merger Transaction. Sections 9(aa) and 9(bb) of the Confirmation are hereby deleted in their entirety and replaced with “[Reserved]”.

(f)	Maximum Share Delivery. Section 9(p)(ii) of the Confirmation is replaced in its entirety with the following new Section 9(p)(ii):

In the event Issuer shall not have issued to Dealer the full number of Shares or Restricted Shares otherwise to be issued by Issuer to Dealer pursuant to the terms of the Transaction because Issuer has insufficient authorized capital to issue the full number of Shares or Restricted Shares (such deficit, the “Deficit Shares”), Issuer shall be continually obligated to transfer, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been transferred pursuant to this Section 9(p)(ii), when, and to the extent that Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), provided that in no event shall Issuer transfer any Shares or Restricted Shares to Dealer pursuant to this Section 9(p)(ii) to the extent that such transfer would cause the aggregate number of Shares and Restricted Shares transferred to Dealer to exceed the Maximum Number of Shares. Issuer shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares that are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date and the corresponding number of Shares or Restricted Shares, as the case may be, to be transferred) and promptly transfer such Shares or Restricted Shares, as the case may be, thereafter.

(g)	Relevant Excess Amount Notice Obligation. Section 9(cc) of the Confirmation is replaced in its entirety with the following new Section 9(cc):

“(cc) Promptly following the public announcement by Issuer of a proposal to amend the Issuer’s articles of association in order to increase the nominal value of the Shares, Issuer shall notify Dealer of such public announcement; provided, however, that Issuer’s failure to notify Dealer of such public announcement shall not constitute an Event of Default or Termination Event to the extent Issuer pays to Dealer an amount in EUR equal to the Relevant Excess Amount, if any, corresponding to such amendment.”

5.	Share Issue. Dealer acknowledges that to the extent (but solely to the extent) the issue of a Share hereunder would result in (i) the amount in EUR equal to the product of (x) the aggregate number of Shares issued to Dealer pursuant hereto and (y) the par value per Share to exceed (ii) the aggregate amount in EUR paid to Parent in connection with the Transaction (whether pursuant to the Par Value Payment or otherwise paid to Parent for purposes of paying up the aggregate par value of the Shares issuable upon exercise of the Warrants, and whether on the date of issue or delivery of such Share or at such prior time as Dealer may elect), Parent will not be required to issue such Share unless and until Dealer pays such amounts to the Parent as a payment (volstorting) on such Share as required to eliminate such excess or otherwise takes such steps (if any) as required under Dutch law to give effect to such issue. If any issue and/or delivery owed to Dealer under the Transaction is not made, in whole or in part, as a result of this provision, Parent’s obligation to make such issue and/or delivery shall not be extinguished and Parent shall make such issue and delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer (whether on or after the original date of issue and delivery of the relevant Share) pays such amounts to the Parent as a payment (volstorting) on such Share as required under this provision to give effect to such issue or otherwise takes such steps (if any) as required under Dutch law to give effect to such issue.

6.	Scope of the Amendment. This Amendment amends solely the terms and provisions of the Transaction and the Confirmation set forth herein and nothing in this Amendment is intended or shall be construed as amending or waiving any other terms or provisions of the Transaction, the Confirmation or any other rights of the Company or Dealer under the Transaction or the Confirmation. Company, Parent and Dealer acknowledge that each of the Transaction and the Confirmation (each as amended by this Amendment) are in full force and effect and is hereby confirmed and ratified in all respects. References in the Confirmation to the Transaction or the Confirmation shall mean the Transaction or the Confirmation as amended by this Amendment.

7.	2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol.

(a)	The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment. In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this Section 7(a) (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into this Amendment”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and “each Protocol Covered Agreement” shall be read accordingly), (iv) references to “Implementation Date” shall be deemed to be references to the date of this Amendment, and (v) the term “the parties” shall be construed as referring to Dealer and the Company. For the purposes of this Section 7(a):

(i)	Dealer is a Portfolio Data Sending Entity and the Company is a Portfolio Data Receiving Entity;

(ii)	The Local Business Days for such purposes in relation to Dealer are London and in relation to Company are New York and Amsterdam;

(iii)	The provisions in this 7(a) shall survive the termination of the Transaction; and

(iv)	The following are the applicable email addresses.

Portfolio Data:	Dealer: portfolio.reconciliation@jpmorgan.com

Company: jim.lightman@wmt.com

Notice of discrepancy:	Dealer: portfolio.reconciliation@jpmorgan.com

Company: jim.lightman@wmt.com

Dispute Notice:	Dealer: portfolio.reconciliation@jpmorgan.com

Company: jim.lightman@wmt.com

8.	Governing Law. This Amendment will be governed by and construed in accordance with laws of the State of New York (without reference to choice of law doctrine).

9.	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction, as amended by this Amendment. Each party (i) certifies that no representative, agent or attorney of any party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into the Transaction, as amended by this Amendment, as applicable, by, among other things, the mutual waivers and certifications provided herein.

10.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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EXECUTION VERSION

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it to J.P. Morgan Securities LLC, 383 Madison Ave, New York, NY 10179, and by email to EDG_Notices@jpmorgan.com and EDG_NY_Corporate_Sales_Support@jpmorgan.com.

Very truly yours,

J.P. MORGAN SECURITIES LLC, AS AGENT FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Santosh X. Sreenivasan
Authorized Signatory
Name: Santosh X. Sreenivasan

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Accepted and confirmed
as of the date first written above:

WRIGHT MEDICAL GROUP, INC.

By:	/s/ Lance A. Berry
Name:	Lance A. Berry
Title:	Senior Vice President and Chief
Financial Officer

WRIGHT MEDICAL GROUP N.V.

By:	/s/ David H. Mowry
Name:	David H. Mowry
Title:	Executive Vice President and Chief
Operating Officer

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Exhibit A

Confirmation